CONSENT OF COUNSEL

We hereby consent to the incorporation by reference in this Annual Report on Form 10-KSB of our consent dated April 14, 2000 appearing in the Oak Brook Capital III, Inc. Registration Statement on Form 10SB12G filed July 29, 1999. We also consent to the reference to us under the heading "Exhibits" in such Registration Statement.

NADEAU & SIMMONS, P.C.

/s/ Nadeau & Simmons, P.C.

By:_______________________


Providence, RI